Exhibit 10.2

CONTRIBUTION AGREEMENT BETWEEN

TAXUS CARDIUM PHARMACEUTICALS GROUP & ANGIONETICS INC.

This Contribution Agreement (the “Agreement”), is made and entered into as of June 6, 2016, by and between Taxus Cardium Pharmaceuticals Group, Inc., a Delaware corporation (“Cardium”), and Angionetics, Inc., a Delaware corporation and a wholly owned subsidiary of Cardium (“Angionetics”) with respect to the following facts:

A. Cardium through its Cardium Therapeutics operating unit has been engaged in the development of novel gene therapies for the treatment of cardiac microvascular insufficiency, including the development of its Generx® product candidate (the “Business”).

B. Angionetics was established as a subsidiary of Cardium for the purpose of securing third party financing in order to conduct the Business and continue the development of the Generx product candidate, and Cardium currently holds 3,400,000 shares (the “Shares”) of the common stock, par value $0.0001 of Angionetics (the “Common Stock”).

C. Cardium and Angionetics desire to enter into this Agreement to (i) provide for Cardium’s contribution of the assets and liabilities related to the Business and its Generx® product candidate to Angionetics, on the terms and subject to the conditions set forth in this Agreement (the “Contribution”), and (ii) to provide for certain rights and restrictions related to the transfer of the Common Stock held by Cardium.

D. Cardium and Angionetics intend that the Contribution qualify as a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended.

E. Concurrently with the execution and delivery of this Agreement, Cardium and Angionetics are entering into a Services Agreement of even date herewith (the “Services Agreement”) to provide for the joint use of certain assets and services for a transition period.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1. Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, Cardium hereby contributes, transfers, assigns, conveys and delivers to Angionetics, and Angionetics does hereby acquire, accept and assume from Cardium, all of Cardium’s right, title and interest in, to and under the assets used in the Business as described in Schedule 1 (the “Assets”) and assumes all liabilities and obligations of Cardium to the extent exclusively or primarily used in the Business or resulting from, relating to or arising out of the Assets of whatever kind or nature (whether absolute, accrued, contingent, determined, determinable, disclosed, known or unknown, or otherwise) (the “Assumed Liabilities”) including without limitation those liabilities described in Schedule 2. The Assets shall specifically exclude any tax assets, including NOLs. Nothing contained herein shall prevent Angionetics or its affiliates from contesting in good faith any of the Assumed Liabilities with any third-party obligee.

2. Third Party Consents. To the extent that Cardium’s rights under any contract or permit constituting an Asset may not be assigned to Angionetics without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Cardium, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Angionetics’ rights under the Asset in question so that Angionetics would not in effect acquire the benefit of all such rights, Cardium, to the maximum extent permitted by law and the Asset, shall act after the closing as Angionetics’ agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Angionetics in any other reasonable arrangement designed to provide such benefits to Angionetics.

3. Consideration. As consideration for the Contribution Angionetics shall pay Cardium a $2,000,000 technology fee. The technology fee shall be recorded as an inter-company payable on the accounts of Cardium, and shall be due and payable upon the earlier of (i) Angionetics’ IPO (as defined below), (ii) Angionetics’ next equity financing that raises in excess of $20 million, or (iii) any Change of Control of Angionetics. For purposes of this Agreement, “Change of Control” shall mean (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of Angionetics and any subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by Angionetics or the holders of Common Stock (or other voting stock of Angionetics) that results in the inability of the holders of Common Stock (or other voting stock of Angionetics) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of Angionetics with or into another person (whether or not Angionetics is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of Angionetics) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

4. Lock-Up Agreement. Angionetics intends to seek additional financing in order to fund its operations, including a possible sale of shares pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). In the event that Angionetics completes a firm commitment underwritten initial public offering (an “IPO”) then, for the period commencing immediately prior to the effectiveness of the registration statement for the IPO and expiring twelve months following the closing of the IPO (the “Lock-Up Period”), Cardium shall not, without the consent of the managing underwriter of the IPO and the board of directors of Angionetics, directly or indirectly: (1) offer, assign, encumber, announce the intention to sell, sell, contract to sell (including any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, distribute to its shareholders or any other individual or entity, or otherwise transfer or dispose of, any of the Shares, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether the consideration for any such transaction described in clause (1) or (2) above is cash or otherwise.

5. Piggyback Registration Rights. Following the Lock-Up Period, and for so long as Cardium and its Affiliates own greater than 9.9% of the issued and outstanding Common Stock, if Angionetics proposes to register any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than: (1) a registration relating to the sale or issuance of securities to employees of Angionetics or a subsidiary pursuant to a stock option, stock purchase, or similar employee benefit plan or (2) a registration relating to an SEC Rule 145 transaction), Angionetics shall, at such time, promptly give Cardium notice of such registration. Upon Cardium’s request given within twenty (20) days after receipt of such notice, Angionetics shall, subject to the provisions below, cause to be registered all of the Shares Cardium has requested to be included in such registration; provided that Cardium’s registration rights under this Section shall never be more than fifty percent (50%) of the value of all securities to be registered in such offering. Angionetics shall have the right to terminate or withdraw any registration initiated by it before the effective date of such registration, whether or not Cardium has elected to include Shares in such registration. The inclusion of Shares in the registration shall be subject to the same terms as the other securities in such offering. Angionetics shall pay for the expenses in connection with a piggyback registration other than any underwriter discounts and commissions, or fees of Cardium’s counsel.

6. Restrictions Relating to Debt. If Cardium uses all or any portion of the Shares as collateral for any Indebtedness (as defined below) of Cardium or its Affiliates, Cardium shall disclose in writing to any creditor that the Shares are subject to the restrictions on transfer contained in this Agreement. Any certificate representing the Shares shall bear restrictive legends, substantially as follows.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN A CONTRIBUTION AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

Any creditor exercising rights or remedies with respect to the Shares shall assume all of the obligations of Cardium under this Agreement. The term “Indebtedness” means, with respect to Cardium, (1) all obligations for borrowed money, (2) all obligations evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (3) all obligations to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than ninety (90) days, (4) all capital lease obligations, (5) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (6) all obligations to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (7) all contingent or non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (8) all indebtedness secured by a lien on any asset, whether or not such indebtedness is otherwise an obligation, (9) all obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (10) all obligations or liabilities of others guaranteed by Cardium.

7. Confidentiality. Each Party agrees to hold, and to cause its respective affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake commercially reasonable precautions to safeguard and protect the confidentiality of, all information concerning the other party that is in its possession or furnished by the other party or its respective affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise (“Confidential Information”). For purposes of this Agreement, information shall cease to be Confidential Information when such information is: (1) placed in the public domain through no fault of such party, (2) lawfully acquired from other sources, which are not bound by a confidentiality obligation, or (3) independently generated without reference to or use of any proprietary or confidential information of the other party. Neither party shall release or disclose, or permit to be released or disclosed, any the Confidential Information of the other party to any other individual or entity, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Confidential Information and who are informed and advised that the Confidential Information and subject to the obligations hereunder. Notwithstanding the foregoing, if a party either: (1) determines after consultation with counsel, in the opinion of such counsel that it is required by law to disclose any Information, or (2) receives any demand under lawful process or from any governmental authority to disclose or provide Confidential Information of the other party, then such party shall notify the other party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the requesting party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the party receiving such request may thereafter furnish only that portion of the Confidential Information that is legally required, shall give notice to the other party of the Confidential Information to be disclosed as far in advance as is practical, and shall exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Confidential Information shall be maintained.

8. Privileged Matters. To allocate the interests of each party with respect to privileged information, Cardium and Angionetics agree as follows:

(a) Cardium shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the business of Cardium, whether or not the privileged information is in the possession of or under the control of Cardium or Angionetics. Cardium shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims for which Cardium has the responsibility to indemnify Angionetics hereunder, now pending or which may be asserted in the future, in any investigations, administrative, civil, or criminal or other proceedings initiated against or by Cardium, whether or not the privileged information is in the possession of or under the control of Cardium or Angionetics.

(b) Angionetics shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the business of Angionetics whether or not the privileged information is in the possession of or under the control of Cardium or Angionetics. Angionetics shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims for which Angionetics has the responsibility to indemnify Cardium hereunder, now pending or which may be asserted in the future, in any any investigations, administrative, civil, or criminal or other proceedings initiated against or by Angionetics whether or not the privileged information is in the possession of or under the control of Cardium or Angionetics.

(c) Cardium and Angionetics agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section with respect to all privileges not allocated pursuant to the terms of Sections 10(a) and (b). All privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both Cardium and Angionetics in respect of which Cardium and Angionetics retain any responsibility or liability under this Agreement shall be subject to a shared privilege.

(d) In the case of information that is subject to a shared privilege, no party may waive any privilege that could be asserted under any applicable law, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties. Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent. Notwithstanding the foregoing, in the event of any litigation or dispute between Cardium and Angionetics regarding the subject matter hereof, either party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that any such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the parties and shall not operate as a waiver of the shared privilege with respect to third parties.

(e) If a dispute arises between the parties regarding the subject matter hereof whether a privilege should be waived to protect or advance the interest of either party, each party shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Neither party will withhold consent to waiver for any purpose except to protect its own legitimate interests.

(f) Upon receipt by either party of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other party has the sole right hereunder to assert a privilege, or if a party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 10 or otherwise to prevent the production or disclosure of such privileged information.

(g) The transfer of all information pursuant to this Agreement is made in reliance on the parties maintaining the confidentiality of privileged information and to assert and maintain applicable privileges hereunder. The access to information being granted, the agreement to provide witnesses and individuals and the transfer of privileged information between the parties hereunder shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

9. Indemnification.

(a) By Cardium. Cardium shall indemnify, defend and hold harmless Angionetics and its affiliates, including each of their respective directors, officers, employees, representatives and agents (collectively, the “Angionetics Indemnitees”), from and against any and all claims arising out of or resulting from the operation of its businesses, other than the Business and the specific Assets and Assumed Liabilities that are the subject of the Contribution, whether arising before or after the date of this Agreement; provided, that Cardium shall not be required to indemnify Angionetics for any claim or loss that arises out of Angionetics’ breach of representation, warranty or covenant of this Agreement, the Shared Services Agreement or any agreement entered into between Cardium and Angionetics after the date hereof.

(b) By Angionetics. Angionetics shall indemnify, defend and hold harmless Cardium and its affiliates, including each of their respective directors, officers, employees, representatives and agents (collectively, the “Cardium Indemnitees”), from and against any and all claims arising out of or resulting from the Business, the Assets and the Assumed Liabilities, whether arising before or after the date of this Agreement; provided, however that Angionetics shall not be required to indemnify Cardium for any claim or loss that arises out of Cardium’s breach of representation, warranty or covenant of this Agreement, the Shared Services Agreement or any agreement entered into between Cardium and Angionetics after the date hereof.

(c) Procedures for Third Party Claims.

(i) If one party (the “Indemnitee”) receives notice or otherwise learns of the assertion against it by a third party (including any governmental authority) of any claim (a “Third Party Claim”) based upon a duty or obligation alleged to be due by the other party (the “Indemnifying Party”) including without limitation the obligations of the parties under Section 10 (a) or (b) above, the Indemnitee shall give such Indemnifying Party, written notice thereof as soon as reasonably practicable after becoming aware of such Third Party Claim; provided, however, that the failure to give the notice shall not relieve the Indemnifying Party of its obligations, except to the extent that such Indemnifying Party is actually prejudiced by such failure.

(ii) An Indemnifying Party shall defend any Third Party Claim at such Indemnifying Party’s own expense and with such Indemnifying Party’s own counsel; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment an actual conflict of interest or one is likely to be asserted between such Indemnitees and such Indemnifying Party in respect of such claim, then such Indemnitees shall have the right to employ separate counsel, in which event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees and in any instance reasonably satisfactory to the Indemnifying Party) shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof in its discretion, but the fees and expenses of such counsel shall be the expense of such Indemnitee. The Indemnifying Party and Indemnitee shall use commercially reasonable efforts to cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(iv) If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after its receipt of written notice of such claim, upon delivering notice to such effect to the Indemnifying Party, the Indemnitee will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party. In such instance, the Indemnifying Party shall reimburse all out of pocket costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

(v) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) Disclaimer of Representations and Warranties. THE PARTIES EXPRESSLY AGREE THAT THE ASSETS AND THE ASSUMED LIABILITIES ARE BEING CONTRIBUTED TO ANGIONETICS “AS IS, WHERE IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CARDIUM MAKES NO REPRESENTATION OR WARRANTY REGARDING THE CONDITION OF THE ASSETS CONTRIBUTED OR THE LIABILITIES ASSUMED, THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, TITLE TO THE ASSETS OR THE ABSENCE OF ANY LIENS OR ENCUMBRANCES, THE VALIDITY OR ABILITY TO ENFORCE ANY PATENT RIGHTS, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, THE ABILITY TO SECURE ANY THIRD PARTY CONSENTS OR GOVERNMENTAL APPROVALS, THE ACCURACY OF INFORMATION IN CONNECTION WITH ANY CLINICAL TRIAL, THE OUTCOME OF ANY CLINICAL TRIAL, OR THE ABILITY TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT CANDIDATE.

(e) Insurance. Angionetics agrees to obtain and maintain in effect a policy or policies of insurance relating to products liability. Such policies shall be issued by one or more reputable insurers, and shall contain reasonable terms of coverage. The minimum amount of coverage under such policies shall be $3 million per occurrence during the commercialization of any product and $10 million per occurrence after commercial sales begin. Upon the request of Cardium, Angionetics shall provide evidence of insurance coverage in compliance with this Section to Cardium.

(f) Effect of Insurance. The amount that any Indemnifying Party is required to provide shall be reduced (retroactively or prospectively) by insurance proceeds or other amounts actually recovered from third parties on behalf of such Indemnitee in respect of the claim or related loss. If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any claim or related loss and subsequently receives insurance proceeds in respect of such claim or related loss, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement. in respect of such claim or loss.

10. Further Assurances. Cardium and Angionetics agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

11. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the Chancery Courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TAXUS CARDIUM PHARMACEUTICALS GROUP, INC.

By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard, CEO

ANGIONETICS INC.

By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard, CEO

SCHEDULE 1

Assets Contributed

a)	Receivables: all accounts or notes receivable of the Business;

b)	Inventory: all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Generx® product candidate;

c)	Contracts: all contracts with product manufacturers, suppliers, clinical research organizations, and distributors related to the Generx® product candidate; provided however, that Cardium is not transferring any rights or obligations under the agreement with bioRasi, covering the Generx Aspire clinical study which was conducted in the Russian Federation;

d)	Intellectual Property Assets: (1) the trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing related to Generx®; (2) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable related to Generx®; (3) trade secrets and confidential know-how related to Generx®; (4) patents and patent applications related to Generx®; (5) websites related to the Generx® product candidate and internet domain name registrations for www.angionetics.com; and (6) the license rights under the following agreements:

•	Technology Transfer Agreement effective as of October 13, 2005, by and among Schering AG, Berlex, Inc., Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.

e)	Regulatory permits, records, licenses, approvals or rights necessary to operate and advance the Business according to the business plan and to commercialized Generx, but only to the extent such permits may be transferred under applicable law including without limitation the original FDA IND Submission, all IND Amendments to FDA (includes Annual Reports, Clinical Study Reports, Clinical Study Protocols, Investigator Brochures, Investigator CVs, End of Phase 2 pre-meeting Submission, End of Phase 2 Meeting Minutes), and Telecommunication Records;

f)	Deposits: all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees, if any to the extent related to any Asset;

g)	Contract and Warranty Claims: all of Cardium’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Assets;

h)	Litigation Claims: all rights to any action, suit or claim of any nature available to or being pursued by Cardium, whether arising by way of counterclaim or otherwise that relate to Generx®, the Assets or the Business; provided, however, that Cardium is not transferring and is specifically retaining all claims and counterclaims related to the dispute between Cardium and bioRASI, arising out of the Generx Aspire clinical study which was conducted in the Russian Federation;

i)	Books and Records: originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, production data, quality control records and procedures, research and development files, clinical trial records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Assets;

j)	All assets related to manufacturing and controls including without limitation Ad5FGF-4 Master Virus Bank (frozen), HEK 293 Producer Cell Bank (frozen), Developmental histories and lineages for Master Virus Bank and Master Cell Bank, Ad5FGF-4 Genomic Sequence, Ad5FGF-4 Batch Production Records, Placebo (Ad5FGF-4 formulation buffer) Production Records, Product (Lot release) Testing Protocols and specifications, Product release testing reports, Product release Certificates of Analysis, and Stability;

k)	All information and records pertaining to pre-clinical and clinical studies of Generx including without limitation study protocols, reports, safety data and summaries, follow-up records, individual patient listings and data tables, clinical data statistical analyses, instructions for drug preparation prior to administration, and training Videos (including drug administration);

l)	Quality Systems records and standard operating procedures including Clinical Standard Operating Procedures (SOPs), Regulatory SOPs, and CMC SOPs; and

m)	Goodwill: all goodwill associated with any of the Assets described in the foregoing clauses.

Schedule 2

Assumed Liabilities

	Angionetics Liability
Allocated accrued (unpaid) employee compensation (August 2015 - May 2016):	$465,250	(A)
Allocated Employee benefits paid by Cardium (August 2015 - May 2016):	$106,000	(B)
Zhang Consulting Services:	$150,000
Allocated expenses paid by Cardium on behalf of Angionetics (August 2015 - May 2016):	268,850	(C)
Generx related assumed vendor liabilities:	236,760	(D)
Generx related assumed Professional Fees (Audit, Legal, Tax):	267,540	(E)

Total	923,150	(F)

Footnotes:

-	(A), (B), (C), additional detail set forth on Schedule 2.1. As set forth in Section 3.14 of the Disclosure Schedule, the amounts in (A) and (B) would be paid 50% ($285,625) following completion of the planned mezzanine financing and 50% ($285,625) would be paid following completion of the planned IPO. The amounts in (C) ($268,850) would be paid following completion of the planned IPO.
-	(D) Break out set forth on Schedule 2.2
-	(E) Break out set forth on Schedule 2.2
-	(F) $500,000 to be paid pursuant to the advance against the Technology Fee pursuant to the Securities Purchase Agreement, with the balance to be paid following the closing of the IPO.

Angionetics Inc.

Schedule 2.1

Statement of Operations (1)

Since Formation on July 29, 2015

	2015		2016		Formation to May 30, 2016
	2 mos Q3	Q4	Q1	2mos Q2	Total
Employee Compensation/benefits	$93,050	$139,576	$139,576	$93,050	$465,252	(A)
Employee benefits and “er” payroll taxes	21,200	31,800	31,800	21,200	106,000	(B)

Subtotal	$114,250	$171,376	$171,376	$114,250	$571,252

Office Rent Expense	16,102	24,153	25,506	17,004	82,764
Insurances	17,208	25,813	25,805	17,203	86,029
Office Expenses	6,928	10,392	10,500	7,000	34,820
Consulting Services	9,891	17,837	10,689	7,126	45,544
Information Services	3,938	5,906	5,911	3,941	19,695

Subtotal	54,067	84,101	78,410	52,274	268,852	(C)

Loss from Operations	168,318	$255,476	$249,786	$166,524	$840,104

-	(1) Allocated from Cardium (unaudited)
-	Does not include Audit or legal fees
-	Does not include Technology access fees from UC Regents or NYU.
-	Does not include Generx Storage fees included in assumed vendor liabilities

Angionetics Inc.

Schedule 2.2

Assumed Generx Accounts Payables

as of 5/30/16

	Angionetics
	Payables
Essen BioScience	$5,400
PR Newswire	6,521
Bioserv Corporation	6,750
Cedars-Sinai Medical Center	7,863
San Diego County Treasurer - Tax Coll.	8,647
Investor Relations Angionetics	20,000
New York University (research)	35,000
Company credit card	20,000
SAFC Pharma	61,000
Misc. vendors<$5000	5,588
RR Donnelley Receivables	59,989

Subtotal Vendors	236,758	(D)

L. Scott Shields & Associates	6,700
Marcum Kleigman (audit firm)	110,843
Sheppard Mullin Richter & Hampton LLP	150,000

Subtotal Professional Fees	267,543	(E)

Total Assumed Accounts Payable	$504,301

Angionetics Inc.

Schedule 2.3

Additional assumed liabilities

(a) all liabilities and obligations arising under or relating to the contracts, intellectual property rights or other Assets; and

(b) all other liabilities and obligations arising out of or relating to the ownership or operation of the Business and the Assets on or after the date of this Agreement.